Tim Conver Elected As New Chairman of the Board of AeroVironment;
Dr. Paul MacCready Retires as Chairman and Director

MONROVIA, Calif., Aug. 20, 2007 -- The Board of Directors of AeroVironment, Inc. (AV) (NASDAQ: AVAV), a leader in unmanned aircraft systems and efficient electric energy systems, today announced that it has unanimously elected Tim Conver as its new chairman of the board.  After joining AV’s Board of Directors in the late 1980’s Conver became its president in 1991 and assumed the additional role of chief executive officer shortly thereafter.  Conver now assumes the role previously held by Dr. Paul MacCready, who has retired as chairman and director as a result of a recently diagnosed, serious health issue.   Mr. Conver’s appointment is effective immediately.

Dr. MacCready, the Company’s founder, has served as chairman of its board of directors for the past 16 years.  Dr. MacCready transferred responsibility for the Company’s management and operations in the 1990’s, which allowed him to focus on addressing critical global issues such as transportation, energy efficiency, resources and population.  In recent years Dr. MacCready helped to mentor a new generation of engineers at AV, providing his insights into challenging technical issues and alternative approaches to problem solving.

“As our founder, Paul’s approaches to problem solving and innovation became key components of our culture and continue to have an immeasurable impact in shaping the AV of today and tomorrow.  As chairman, he has provided valuable guidance and inspiration to our employees and his fellow Board members, as well as to many other people around the globe,” said Tim Conver.  “Paul’s full schedule outside of the Company during the past 15 years has kept him busy applying his wise counsel, guidance and systems solutions to global problems at the nexus of energy, the environment and population.  His presence at the Company will be sorely missed by the entire AV family, but his contributions will continue to benefit us and society for some time.  We send Paul and his family our heartfelt gratitude along with our best wishes.”

Dr. Paul MacCready

Born in 1925, Dr. MacCready founded AeroVironment in 1971 and this month is celebrating the 30th anniversary of the record-setting flight of the Gossamer Condor, which made the world’s first sustained, controlled flight powered solely by a human on August 23, 1977.  The feat led to Dr. MacCready being nicknamed the “father of human-powered flight.”  Dr. MacCready was named Engineer of the Century by the American Society of Mechanical Engineers and selected Graduate of the Decade by the California Institute of Technology.  He was named one of the 100 greatest minds of the 20th century by Time Magazine.  He told Time in December 2000, “I try to avoid administrative tasks as much as I can and instead think about the big picture and what the world needs.”

About AeroVironment, Inc. (AV)
Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  The Company's small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military forces to deliver real-time reconnaissance, surveillance, and target acquisition to tactical operating units.  AV’s PosiCharge® fast charge systems eliminate battery changing for electric industrial vehicles in factories, airports, and distribution centers.  For more information about AV, please visit www.avinc.com.

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Contact:
AeroVironment, Inc.
Steven Gitlin
+1 (626) 357-9983
pr@avinc.com

Mark Boyer
For AeroVironment, Inc.
+1 (310) 455-7812
mark@boyersyn.com